FOR IMMEDIATE RELEASE
Contact:	Paul Feeney
Executive Vice President and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES INC. REPORTS 2007 THIRD QUARTER RESULTS

SOUTH HACKENSACK, N.J., Sept. 10 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company") today reported financial results for its fiscal third quarter ended July 31, 2007.

Net sales decreased $3.9 million, or 2%, in the third quarter of fiscal 2007 to $205.0 million compared with $208.9 million in the third quarter of fiscal 2006, despite a 2% increase in sales volume. The decrease is primarily the result of a 5% decrease in average selling prices, driven by lower resin costs in the current period in comparison to the same period of the prior year. The effect of foreign exchange on net sales in the 2007 period was a positive $2.6 million, primarily reflecting the impact of the strengthened European currency.

For the first nine months of fiscal 2007, net sales decreased $22.8 million, or 4%, to $572.1 million compared with $594.9 million in the same period last year. The decrease in net sales was the result of a 10% decrease in average selling prices resulting primarily from resin price decreases, partially offset by a sales volume increase of 6% combined with the positive impact of foreign exchange of $7.7 million.

Gross profit for the third quarter of fiscal 2007 decreased $4.9 million to $35.6 million as compared to $40.5 million in the same quarter of the prior year. The decrease in gross profit for the third quarter of fiscal 2007 was largely due to a $6.0 million increase in the LIFO reserve in the current quarter as compared to a $4.2 million increase in the LIFO reserve in the same quarter of the prior year, combined with selling price increases lagging behind recently rising resin prices.  The effect of foreign exchange on gross profit in the 2007 period was a positive $0.3 million.

For the first nine months of fiscal 2007, gross profit decreased $5.7 million, or 5%, to $115.8 million from $121.5 million recorded in the same period of fiscal 2006. The decrease in gross profit is primarily due to a cumulative increase in LIFO reserves of $10.4 million between the periods combined with reduced material margins partially offset by the positive effect of a 6% sales volume increase.  The effect of foreign exchange on gross profit for the first nine months of 2007 was a positive $0.9 million.

Operating expenses for the three and nine months ended July 31, 2007 increased $1.1 million to $25.1 million and $3.2 million to $70.6 million, respectively.  These increases are primarily due to increased selling and delivery costs resulting from higher volumes sold in the 2007 periods, the negative effect of foreign exchange, and increased compensation costs recorded in accordance with SFAS 123R for stock options and performance units.

Other operating income consists of gains or losses resulting from the routine disposition of assets.  In the first quarter of the prior year, a gain of $1.4 million resulted from the sale of our FIAP land and building.

Interest expense for the three months ended July 31, 2007 increased $0.1 million to $4.2 million primarily as a result of increased borrowings under our Credit Facility during the fiscal 2007 period. Interest expense decreased $0.1 million to $12.1 million for the nine months ended July 31, 2007 as a result of a reduction in average borrowings, which was partially offset by an increase in interest rates during the nine month period.
Other, net expenses in the fiscal 2006 nine-month period includes the non cash write-off of accumulated foreign currency translation losses applicable to FIAP of $8.0 million.

“The single most important metric we use in evaluating our Company’s performance is Adjusted EBITDA, which we are pleased to report for the first nine months of this year is ahead of our internal forecast and guidance, beating our prior year by $3.8 million,” stated Brendan Barba, Chairman and Chief Executive Officer of the Company.

"Throughout 2007 increased sales volumes have largely offset the negative declines in material margins," Mr. Barba continued. "In the coming periods we expect we will continue to have some difficulty catching up with resin cost increases. However, we expect volume increases will continue and, as a result, expect our cash flow goals will continue to be met and possibly exceeded."

Net income for the three and nine months ended July 31, 2007 was $4.8 million or $0.63 per diluted share and $21.6 million or $2.75 per diluted share, respectively. Net income for the three and nine months ended July 31, 2006 was $20.1 million or $2.28 per diluted share and $38.5 million or $4.41 per diluted share, respectively. Net income for the three and nine months ended July 31, 2006 includes income tax benefits totaling $12.5 million and $18.5 million, respectively, related to our FIAP operation and worthless stock deductions of certain discontinued operations.

Adjusted EBITDA was $21.8 million in the current quarter as compared to $26.3 million for the three months ended July 31, 2006.   Adjusted EBITDA for the nine months ended July 31, 2007 was $67.8 million, an increase of $3.8 million over the first nine months of fiscal 2006.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense), non-cash share-based compensation expense and non-cash employee stock ownership plan ("ESOP") expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and non-cash share-based compensation and non-cash ESOP charges. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's Adjusted EBITDA to net income, the most directly comparable GAAP financial measure:

	Third Quarter	July YTD	Third Quarter	July YTD
	Fiscal 2007	Fiscal 2007	Fiscal 2006	Fiscal 2006
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Net income	$4,777	$21,622	$20,096	$38,525
Income from discontinued operations	-	31	7,320	12,519
Income from continuing operations	4,777	21,591	12,776	26,006
Provision (benefit) for income taxes	2,466	12,747	(559)	10,354
Interest expense	4,149	12,066	4,056	12,208
Depreciation and amortization expense	4,648	14,446	4,347	12,069
Write off FIAP CTA	-	-	-	7,986
Gain on sale of FIAP land and building	-	-	-	(1,442)
Increase (decrease) in LIFO reserve	6,050	5,445	4,255	(4,986)
Other non-operating (income) expense	(914)	(1,142)	12	(1,082)
Non-cash share-based compensation	652	2,615	908	1,376
Non-cash ESOP expense	-	-	495	1,441

Adjusted EBITDA	$21,828	$67,768	$26,290	$63,930

The Company invites all interested parties to listen to its second quarter conference call live over the Internet at http://www.aepinc.com on September 11, 2007 at 10:00 a.m. EDT. An archived version of the call will be made available after the call is concluded.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in three countries in North America and Europe.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and market conditions. Those and other risks are described in the Company' annual report on Form 10-K for the year ended October 31, 2006 and subsequent filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, even if new information become available in the future.

Contact:	Paul Feeney
Executive Vice President
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

-Table Follows-

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)
	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
	2007	2006	2007	2006
NET SALES	$204,965	$208,925	$572,091	$594,936
COST OF SALES	169,358	168,452	456,293	473,464
Gross profit	35,607	40,473	115,798	121,472
OPERATING EXPENSES:
Delivery	10,409	9,972	27,591	26,124
Selling	8,921	8,459	25,730	23,704
General and administrative	5,814	5,628	17,234	17,514
Total operating expenses	25,144	24,059	70,555	67,342
OTHER OPERATING INCOME:
Gain (loss) on sales of property, plant and equipment, net	15	(129)	19	1,342
Operating income	10,478	16,285	45,262	55,472
OTHER INCOME (EXPENSE):
Interest expense	(4,149)	(4,056)	(12,066)	(12,208)
Other, net	914	(12)	1,142	(6,904)
Income from continuing operations before provision for income taxes	7,243	12,217	34,338	36,360
PROVISION (BENEFIT) FOR INCOME TAXES	2,466	(559)	12,747	10,354
Income from continuing operations	4,777	12,776	21,591	26,006
DISCONTINUED OPERATIONS:
Pre-tax income (loss) from discontinued operations	—	(310)	31	(1,068)
Gain from disposition	—	124	—	81
Income tax benefit	—	7,506	—	13,506
Income from discontinued operations	—	7,320	31	12,519
Net income	$4,777	$20,096	$21,622	$38,525
BASIC EARNINGS PER COMMON SHARE:
Income from continuing operations	$0.65	$1.47	$2.79	$3.02
Income from discontinued operations	$0.00	$0.84	$0.00	$1.45
Net income per common share	$0.65	$2.32	$2.80	$4.47
DILUTED EARNINGS PER COMMON SHARE:
Income from continuing operations	$0.63	$1.45	$2.74	$2.98
Income from discontinued operations	$0.00	$0.83	$0.00	$1.43
Net income per common share	$0.63	$2.28	$2.75	$4.41

SOURCE AEP Industries Inc.
-0- 09/10/2007
/CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries Inc., +1-201-807-2330, feeneyp@aepinc.com /
/First Call Analyst: /
/FCMN Contact: ebonach@joelefrank.com /
/Web site: http://www.aepinc.com /
(AEPI)